UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2016

Baker Hughes Incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9397	76-0207995
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2929 Allen Parkway

Houston, Texas 77019

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 439-8600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 13, 2016, Baker Hughes Incorporated (the “Company”) entered into a new credit agreement among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Citibank, N.A., as Syndication Agent, and the other agents and lenders identified therein (the “2016 Credit Agreement”). The Bank of Tokyo-Mitsubishi UFJ, Ltd., DNB Bank ASA, New York Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association and Wells Fargo Bank, National Association acted as Documentation Agents, JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. acted as Co-Lead Arrangers and Joint Bookrunners and The Bank of Tokyo-Mitsubishi UFJ, Ltd., DNB Markets, Inc., Goldman Sachs Bank USA, HSBC Bank USA, National Association, and Wells Fargo Securities, LLC acted as Co-Arrangers and Joint Bookrunners. The 2016 Credit Agreement is a five-year committed $2.5 billion revolving credit facility that expires in July 2021. If drawn, proceeds from the 2016 Credit Agreement are expected to be used for general corporate purposes.

The 2016 Credit Agreement contains certain covenants, which, among other things, require the maintenance of a total debt to total capitalization ratio, restrict certain merger transactions or the sale of all or substantially all of the assets of the Company or a significant subsidiary of the Company and limit the amount of subsidiary indebtedness. Upon the occurrence of certain events of default, the Company’s obligations under the 2016 Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the 2016 Credit Agreement, covenant defaults and other customary defaults. To the extent the Company has outstanding commercial paper, its aggregate ability to borrow under the 2016 Credit Agreement is reduced. As of July 14, 2016, the Company had no direct borrowings under the 2016 Credit Agreement and no commercial paper outstanding.

Certain of the lenders party to the 2016 Credit Agreement, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing description of the 2016 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2016 Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. The representations and warranties of the Company in the 2016 Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The 2016 Credit Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about the Company or any of its subsidiaries. The representations and warranties made by the Company in the 2016 Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

This Current Report on Form 8-K contains certain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that reflect the Company’s expectations regarding future events. These forward-looking statements reflect the Company’s current beliefs and expectations and are based on information currently available to the Company. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual events to differ from those expressed in, or implied by, these statements, including the proceeds from a draw under the 2016 Credit Agreement being used for other than general corporate purposes. See the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and the Company’s other filings with the U.S. Securities and Exchange Commission for a discussion of other risks and uncertainties. As a result, no assurance can be given that the Company’s beliefs and expectations covered by such forward-looking statements will be achieved. The Company is not obligated and has no intention to update or revise these forward-looking statements to reflect new events, information or circumstances.

Item 1.02. Termination of a Material Definitive Agreement.

On July 13, 2016, in connection with the Company’s entry into the 2016 Credit Agreement, the Company terminated its existing five-year committed $2.5 billion credit agreement among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and the other agents and lenders party thereto, dated as of September 13, 2011 and expiring September 13, 2016 (the “2011 Credit Agreement”). The Company had no outstanding borrowings and did not pay any prepayment penalties in connection with the termination of the 2011 Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, as Borrower, JP Morgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders identified therein.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED

Dated: July 14, 2016	By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of July 13, 2016, among Baker Hughes Incorporated, as Borrower, JP Morgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders identified therein.